Exhibit 99.1

NEWS RELEASE
Astronics Corporation ×130 Commerce Way × East Aurora, NY × 14052-2164

For more information contact:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski
Phone: (716) 805-1599, ext. 159	Kei Advisors LLC
Fax: (716) 805-1286	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports First Quarter 2009 Results
•	Revenue increased 21.7% with recently-acquired DME
•	Backlog at $111.7 million
•	2009 sales outlook reduced to range of $210 to $225 million
EAST AURORA, NY, May 4, 2009 — Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high performance lighting, electrical power and automated test systems for the global aerospace and defense industries, today reported sales of $50.0 million in the first quarter of 2009, which ended
April 4, 2009, a 21.7% increase compared with revenue of $41.1 million in the first quarter of 2008. Results for the 2009 quarter include two months of financial results from the operations of DME Corporation, which was acquired by Astronics on January 30, 2009.
Sales for the Company’s aerospace segment increased 1.8% to $41.8 million while sales for the test systems segment, which represents a portion of the acquired DME business, were $8.2 million. Astronics organic business, excluding the recent acquisition, had sales of $38.4 million for the first quarter of 2009.
Net income in the first quarter of 2009 was $1.4 million, or $0.13 per diluted share, compared with $2.6 million, or $0.25 per diluted share, in the same period the prior year.
Peter J. Gundermann, President and Chief Executive Officer of Astronics commented, “While we achieved a record sales level in the first quarter, we faced a very difficult environment at the same time. Some of our most significant customers reduced their production plans during the quarter, resulting in decreased demand for our products. This lower demand put pressure on our earnings, and we have responded accordingly by cutting costs and aligning ourselves more appropriately to customer expectations. We believe that conditions will strengthen as the year progresses and as cost-saving adjustments made in the first quarter play out.”
Operating Results
Gross profit in the first quarter of 2009 was $8.5 million, or 17.1% of sales, compared with $8.5 million, or 20.7% of sales, in the first quarter of 2008. The lower gross margins reflect the lost margin on the lower sales volume for the organic business as well as the acquired DME business.
Selling, general and administrative (SG&A) expense was $6.1 million, or 12.1% of sales, in the first quarter of 2009, compared with $4.2 million, or 10.2% of sales, in last year’s first quarter. The increase reflects the addition of DME and the amortization of intangible assets, related to the acquisition, of approximately $0.5 million during the quarter.

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Segment Review
Aerospace
During the first quarter of 2009, aerospace segment sales were $41.8 million, an increase of $0.7 million, or 1.8%, from $41.1 million in the 2008 quarter. Sales to the military market increased $0.6 million, or 7.6%, and sales to the FAA/airport market, which is part of the acquired DME business, were $1.8 million in the first quarter of 2009. Sales to the commercial transport market declined $0.9 million, or 3.7%, and business jet market sales were off $0.8 million, or 8.3%, compared with the 2008 quarter, as business jet manufacturers cut back on production levels.
By product line, aircraft lighting products were up 10%, or $1.6 million to $18.1 million. The lighting products acquired with the DME business added sales of $1.6 million to aircraft lighting. Cabin electronics sales declined 15% to $16.5 million. Sales of airframe power products were up 5%. Airfield lighting products sales, acquired with DME, were $1.8 million. These products are sold to the federal Aviation Administration and commercial and military airfields.
Aerospace operating profit for the first quarter of 2009 was $3.4 million, or 8.1% of sales, compared with $5.0 million, or 12% of sales, in the same period last year. Margin contraction was primarily due to lower sales volume.
Test Systems
Sales in Astronics’ test systems segment, acquired in the DME purchase, were $8.2 million in the first quarter of 2009. Operating profit was $0.2 million, or 2.4% of sales. The relatively low operating margin compared with the Aerospace segment was due to the low level of sales for the period.
Outlook
New orders in the first quarter of 2009 were $30.8 million, a 32.8% decrease compared with orders of $45.8 million in the 2008 quarter and below orders of $41.3 million in the fourth quarter of 2008. Aerospace segment orders were $28.0 million compared with $45.8 million in the 2008 first quarter. Orders in the new Test Systems segment were $2.8 million. Test Systems orders tend to be large contract orders and timing of receipt is dependent upon when a contract is awarded. Because of the variability associated with the timing and size of the orders, Astronics does not believe fluctuations from quarter to quarter are indicative of a trend.
Capital expenditures for the quarter were $1.0 million and are expected to be in the range of $4 million to $6 million for the year.
Backlog at April 4, 2009 was $111.7 million, 15.0% above the backlog of $97.1 million at the end of the first quarter of 2008, and up from a backlog of $89.0 million at December 31, 2008. Aerospace backlog was $85.4 million in the 2009 first quarter compared with $97.1 million in the same period last year. Approximately 75% of Aerospace backlog is expected to ship in 2009. Test Systems backlog was $26.3 million of which 84% is expected to ship in 2009.
Mr. Gundermann concluded, “Weaker than anticipated demand necessitates a reduction in our 2009 revenue outlook, which we now believe will be in the range of $210 to $225 million. We intend to do our best during this difficult time adjusting proactively to the economic realities that we face. At the same time, we know it is important to take the steps necessary to strengthen our competitive positions so that when our markets rebound we will come out the other side with increased momentum. We believe the course we have set will accomplish both of these goals.”

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First Quarter 2009 Webcast and Conference Call
The Company will host a teleconference at 2 p.m. ET today. During the teleconference,
Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed the following ways:
•	The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 — 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
•	The teleconference can be accessed by dialing (201) 689-8562 and requesting conference ID number 320209 approximately 5 — 10 minutes prior to the call.
To listen to the archived call:
•	The archived webcast will be at http://www.astronics.com. A transcript will also be posted, once available.
•	A replay can also be heard by calling (201) 612-7415 and referencing account number 3055 and conference ID number 320209. The telephonic replay will be available from 5 p.m. ET the day of the call through 11:59 p.m. ET on May 11, 2009.
ABOUT ASTRONICS CORPORATION
Astronics Corporation is a trusted leader in innovative, high performance lighting, power management systems for the global aerospace industry; automated diagnostic test systems, training and simulation devices for the defense industry; and safety and survival equipment for airlines. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, DME Corporation, Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.Astronics.com.
For more information on Astronics and its products, visit its website at www.Astronics.com.
Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW.

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ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

	Three months ended
(in thousands except per share data)	4/4/2009	3/29/2008
Sales	$50,015	$41,089
Cost of products sold	41,485	32,590

	8,530	8,499
Gross margin	17.1%	20.7%
Selling, general and administrative	6,065	4,209

Income from operations	2,465	4,290
Operating margin	4.9%	10.4%
Interest expense, net	424	205
Other (income) expense	(13)	15

Income before tax	2,054	4,070
Income taxes	653	1,423

Net Income(loss)	$1,401	$2,647

*Basic earnings per share:	$0.13	$0.26
*Diluted earnings per share:	$0.13	$0.25

*Weighted average diluted shares outstanding	10,768	10,741

Capital Expenditures	$968	$1,011
Depreciation and Amortization	$1,740	$1,000

*	All share quantities and per share data reported for 2008 has been adjusted to reflect the impact of the one-for-four Class B stock distribution for shareholders of record on October 6, 2008.

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ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(unaudited)

(in thousands)	4/4/2009	12/31/2008
ASSETS:
Cash and cash equivalents	$1,189	$3,038
Accounts receivable	45,410	22,053
Inventories	35,918	35,586
Other current assets	5,219	6,078
Property, plant and equipment, net	32,827	29,075
Other long-term assets	5,770	4,409
Intangible assets	12,790	1,853
Goodwill	22,205	2,582

Total Assets	$161,328	$104,674

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$8,939	$920
Note payable	200	—
Accounts payable and accrued expenses	27,741	22,475
Long-term debt	50,577	13,526
Other liabilities	10,466	9,498
Shareholders’ equity	63,405	58,255

Total Liabilities and Shareholders’ Equity	$161,328	$104,674

SEGMENT DATA

	Three Months Ended
(in thousands)	4/4/09	3/29/08

Net Sales
Aerospace	$41,818	$41,089
Test Systems	8,197	—

Net Sales	$50,015	$41,089

Operating Profit and Margins
Aerospace	$3,395	$4,984
Margin	8.1%	12.1%
Test Systems	198	—
Margin	2.4%	—
Corporate Expenses and Other	(1,128)	(694)

Total Operating Profit	$2,465	4,290

Operating Margin	4.9%	10.4%

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ASTRONICS CORPORATION
SALES BY MARKET
($, in thousands)

	Three Months Ended
	4/4/2009	3/29/2008	% change	2009 YTD %

Aerospace Segment
Commercial Transport	$23,006	$23,896	-4%	46%
Military	8,352	7,759	8%	17%
Business Jet	8,656	9,434	-8%	17%
FAA/Airport	1,804	—		4%

Aerospace Total	$41,818	$41,089	2%	84%

Test Systems Segment	$8,197	$—		16%

Total	$50,015	$41,089	22%	100%

ASTRONICS CORPORATION
SALES BY PRODUCT
($, in thousands)

	Three Months Ended
	4/4/2009	3/29/2008	% change	2009 YTD %

Aerospace Segment
Aircraft Lighting	$18,051	$16,433	10%	36%
Cabin Electronics	16,502	19,475	-15%	33%
Airframe Power	5,461	5,181	5%	11%
Airfield Lighting	1,804	—		4%

Aerospace Total	$41,818	$41,089		84%

Test Systems Segment	$8,197	$—		16%

Total	$50,015	$41,089	22%	100%

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ASTRONICS CORPORATION
ORDER AND BACKLOG TREND

		Q2 2008	Q3 2008	Q4 2008	Q1 2009
($, in thousands)		6/28/08	9/27/08	12/31/08	4/4/09

Sales	Aerospace	$47,889	$40,363	$44,381	$41,818
	Test Sys.	—	—	—	$8,197

Total Sales		$47,889	$40,363	$44,381	$50,015

Bookings	Aerospace	$52,386	$30,798	$41,348	$28,016
	Test Sys.	—	—	—	$2,798

Total Bookings		$52,386	$30,798	$41,348	$30,814

Backlog	Aerospace	$101,646	$92,081	$89,048	$85,418
	Test Sys.	—	—	—	$26,311

Total Backlog		$101,646	$92,081	$89,048	$111,729	*

Book: Bill	Aerospace	1.09	0.76	0.93	0.67
	Test Sys.	—	—	—	0.34

Combined Book: Bill		1.09	0.76	0.93	0.62

*	On January 30, 2009, Astronics acquired DME Corporation, including backlog of $10,172 for aerospace and $31,710 for test systems.

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